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                                                                    EXHIBIT 99.1


                                [Homestore Logo]

                     HOMESTORE REACHES SETTLEMENT AGREEMENT
                             IN CLASS ACTION LAWSUIT

WESTLAKE VILLAGE, CALIF. - AUGUST 13, 2003 - Homestore Inc. (NASDAQ SCM: HOMS), the leading provider of real estate media and technology solutions, announced today that a settlement agreement has been reached between Homestore and the California State Teachers' Retirement System ("CalSTRS") to settle the consolidated class action pending against Homestore in the U.S. District Court for the Central District of California (the "Case"). Under the settlement agreement, which is subject to court approval, Homestore will pay $13 million in cash and issue 20 million new shares of Homestore common stock to members of the class and will adopt certain corporate governance provisions designed to enhance shareholder interests.

      Homestore's chief executive officer, Mike Long, commented, "This settlement is an important step forward for Homestore. Since early last year, our management team has worked diligently to resolve our legacy financial and litigation challenges. Today's action allows us to assure our customers, shareholders and employees that we will continue to build a valuable enterprise serving both the real estate industry and consumers. We appreciate those who have supported us during these early stages of our turnaround, and we vigorously renew our commitment to making our customers more productive and profitable."

      Jack Ehnes, Chief Executive Officer of CalSTRS, speaking as lead plaintiff on behalf of the class commented, "We appreciate the straightforward way in which the new management team at Homestore and its Board of Directors worked with us to resolve this case. Our goals were to realize significant compensation for the class and to institute meaningful corporate governance protections, without jeopardizing the company's ability to conduct business going forward. The settlement announced today accomplishes those goals."


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HOMESTORE REACHES SETTLEMENT AGREEMENT                                    PAGE 2

      The class action settlement is subject to preliminary approval by the judge of the U.S. District Court presiding over the Case. The parties to the agreement will promptly seek preliminary approval from the Court and anticipate that the Court will rule on the request in the coming months. A final hearing will be held after delivery of notice to class members. At that time, the Court will determine whether to grant final approval of the settlement. The terms of the settlement and the procedure which shareholders may follow will be set forth in the notice to be sent to the class members.

      The $13 million cash portion of the settlement will be funded from Homestore's existing cash resources and, together with the common stock currently valued at $50.6 million, will result in a one-time litigation settlement charge of approximately $63.6 million, which will be reflected in the company's June 30, 2003 financial statements. Homestore will place $10 million in escrow upon preliminary approval by the U.S. District Court, with an additional $3 million due upon final judicial approval of the settlement. Following this approval, the $13 million and the 20 million shares of newly issued common stock will be distributed to the class. The issuance of shares will be exempt from registration under Section 3(a)(10) of the Securities Act of 1933.

      As a result of the settlement, Homestore has agreed to adopt, within thirty days of final approval of the settlement, certain corporate governance provisions, including requirements for independent directors and special committees, a non-classified board of directors with two-year terms, appointment of a new shareholder-nominated director, prohibition on the future use of stock options for director compensation and minimum stock retention by officers after exercise of future stock option grants.

      While Homestore is continuing to seek coverage from its directors' and officers' insurance carriers for some or all of the costs of this settlement, such efforts thus far have been unsuccessful. More detailed descriptions of the status of the directors' and officers' insurance coverage litigation are included from time to time in documents Homestore files with the Securities and Exchange Commission, including but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks. In the event that proceeds are recovered, they would be divided evenly between Homestore and members of the class, after provision for legal expenses incurred by Homestore.


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HOMESTORE REACHES SETTLEMENT AGREEMENT                                   PAGE 3

For additional information regarding Homestore's settlement with CalSTRS, see "Homestore Settlement with CalSTRS - Questions & Answers," dated August 13, 2003, available on Homestore's Web site at http://ir.homestore.com under the FAQ section tab and as furnished on Form 8-K with the Securities and Exchange Commission.

CONFERENCE CALL

Homestore also announced that it will discuss its settlement with CalSTRS, as well as its second quarter results, in a conference call with financial analysts and institutions today, Wednesday, August 13, 2003, at 1:45 p.m. PDT (4:45 p.m.
EDT). The call will be simultaneously broadcast on Homestore's Web site at http://ir.homestore.com/ under "Event Calendar". Windows Media Player software is required and is obtainable at no cost. Please connect to the above site ten minutes prior to the call to load any necessary audio software. A replay of the call will be available in the same section of the company's Web site.

ABOUT HOMESTORE

Homestore Inc. (NASDAQ SCM: HOMS) is the leading provider of real estate media and technology solutions. The company operates the number one network of home and real estate Web sites including flagship site Realtor.com(R), the official Web site of the National Association of Realtors(R); HomeBuilder.com(TM), the official new homes site of the National Association of Home Builders; Homestore(R) Apartments & Rentals; Senior Housing; and Homestore.com(R), a home information resource. Homestore's print businesses are Homestore(R) Plans and Publications and Welcome Wagon(R). Homestore's professional software divisions include Computers for Tracts(TM), Top Producer(R) Systems and WyldFyre(TM) Technologies. For more information: http://ir.homestore.com.

CAUTION REGARDING FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements, including information about management's view of Homestore's future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Homestore, its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. Homestore cannot provide assurance that the settlement described above will be approved, or, if approved, what the terms, conditions or timing of the settlement will be. These risk factors and others are included from time to time in documents Homestore files with the Securities and Exchange Commission, including but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks.


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Contacts:
         Linda Press
         Pondel-Wilkinson MS&L
         Phone: 323-866-6060
         Email: investor@pondel.com